Exhibit 99.1
Transcript of
BK Technologies Corp
Third Quarter 2020 Financial Results
November 12, 2020

Participants

Timothy Vitou - President
William Kelly - Executive Vice President, Chief Financial Officer & Secretary

Analysts

Presentation

Operator
Good morning, ladies and gentlemen, and welcome to BK Technologies Corporation Conference Call for the third quarter and 9 months ending September 30, 2020. This call is being recorded. (Operator Instructions) Before turning the call over for Mr. Vitou for opening remarks, I will provide the following safe harbor statement.

Statements made during this conference today are not based on historical facts and are forward-looking statements. These statements are subject to known and unknown factors and risks. The company's actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. And some of the factors and risks that could cause or contribute to such material differences have been described in yesterday's press release and in BK's filings with the SEC.

These statements are based on information and understandings that are believed to be accurate as of today, and we do not undertake any duty to update forward-looking statements. I will now turn the call over to Mr. Timothy Vitou, President of BK Technologies. Mr. Vitou, the floor is yours, sir.

Timothy Vitou - President
Thank you, Jim, and thanks, everyone, for joining today. I'll arrange my comments as follows: first, I'll highlight our financial results; second, I'll spend some time providing operational updates; and third, I'll turn the call back over to Bill to dive deeper into our financial results before opening up for some Q&A.

So first up, the financial results. Q3 revenue of $12.8 million grew 8%. Operating income of $1 million increased 253% and operating margins of 8.17% more than tripled. These third quarter results illustrate the earnings power of our new expense structure. We're committed to leveraging that expense structure and driving profits with revenue growth which we can achieve in at least 3 ways: one, increased sales of existing products; two, growing sales of our BKR 5000 launched 90 days ago in August; and three, with the launch of the multiband BKR 9000 in the first half of next year. We had success in each of those growth initiatives during the quarter and after quarter end. Beginning with our first growth initiative, increasing sales of existing products, we won a contract for up to $4.2 million from an electric utility agency of the U.S. Department of Energy, or the DOE.

The contract was for BK's KNG2 Digital P-25 portable and mobile radios with related accessories, which will be deployed at more than 35 sites in the U.S. The contract covers a period of 1 year, which commenced in June 2020 and expires in June 2021.

Shortly after awarding the contract, the DOE issued firm purchase orders for equipment totaling approximately $3.1 million. We like this vertical as the utilities and energy market segment are an important part of our strategic plans to increase BK's overall market share. Accordingly, a significant contract from an agency of the DOE is encouraging.

This important new customer selected BK as a sole source for this contract over several competitors based on a comprehensive evaluation of performance, functionality and price. We're excited to welcome this agency and to support their mission with world-class products and services.

Continuing with existing products, we also won an order totaling approximately $1.1 million from the National Interagency Fire Center, or NIFC. The order was for BK's KNG2 portable radios with related accessories.

As we have been for so many years, we're proud to support NIFC in the professional wildland firefighting community. They have relied upon our products and wildland fire suppression efforts for over 2 decades. First, deploying the E Series and G Series analog radios, then our P-25 D Series radios and more recently, migrating to our P-25 KNG2 digital radios. Our extended track record of dependability in harsh and life-threatening conditions has clearly earned NIFC's confidence as demonstrated by that recent order.

After quarter end, our momentum for sales of existing products continued with an order totaling approximately $1.5 million for public service agency of the U.S. Department of Interior, or DOI.

The order was for BK's KNG2 portable radios and mobile radios with related accessories. This order was anticipated to be fulfilled during the fourth quarter of 2020.

We are pleased to continue our long-standing support of the DOI, which spans more than 25 years. Such an extended relationship, combined with this order, is a clear demonstration of their confidence in us. We are looking forward to cultivating similar long-term relationships for many years to come.

Moving on to our next growth initiative, launching and increasing sales from new products on August 31, we announced the market introduction of the BKR 5000 portable radio, the first model in the new BKR series of P-25 LMR products and solutions.

The BKR 5000 offers an array of programmable functionality to help first responders get the most out of their tactical communications. The BKR 5000 comes in 3 tiers allowing maximum flexibility and customization for the radio users mission-critical needs and has been designed to meet the requirements of today's tough public safety communications environment.

The BKR 5000 was designed and developed by our engineering team with extensive input from customers to incorporate the features and options needed by first responders, including Bluetooth, GPS and BK's long popular cloning capability.

The new form factor includes a top display, large control buttons for use with heavy gloves and an IP68 ruggedized housing, which comes in both black and optic yellow.

The new intuitive user interface maintains the same ease of use characteristics that have been customer proven and well accepted in the current BK products, software and programming editors. Which further allows for an easy transition from current embedded products to the new BKR series.

A full line of accessories is available, including intelligent battery and charging solutions, IP68 remote speaker microphones and the ever-popular BK wildland fire alkaline battery clamshell.

The new BKR 5000 is expected to be a platform that enhances BK's ability to address significant new vertical markets, leading to extended growth and market share. After quarter end, we were pleased to announce our first significant order for the BKR 5000 and related accessories.

The order totaled approximately $1.1 million from a State of Tennessee agency and is anticipated to be fulfilled during the fourth quarter of 2020. We're excited about this order because it came within 1 month after launch. Additionally, this Tennessee State agency is a first-time BK customer.

The BKR 5000 is just the initial model in a comprehensive new line of radios, which will include multiband products next year. Securing such a substantial order from a new customer shortly after a new product launch was very promising, and we look forward to capitalizing on our early momentum.

Speaking of multiband products, that brings us to our next growth initiative, launching our first multiband product, the BKR 9000. During the third quarter, we continued to make headways toward the launch of the BKR 9000, which is expected to be in the first half of 2020. The BKR 9000 addresses additional markets at a significantly higher price point with exponentially larger contract opportunities. We believe it will open new vertical markets and customers and be what fuels our growth in the next several years.

To take a bit of a step back, there's an approximate $2 billion addressable market for LMR. We see a huge opportunity for both organic and exponential growth with the release of the new BKR Series products. In particular, the 5000 and 9000 opened the approximate $1 billion structure fire and law enforcement verticals that up until now BK has had limited access to.

Given the current environment of weather extremes, social unrest and the global pandemic, the importance of public safety is heightened. We're confident our new products and focus will allow us to capture additional market share quickly. We look forward to updating you on the sales of the BKR 5000 and the progress of the BKR 9000 in the quarters ahead.

And while we're excited about the future, I'd like to reiterate, the present is bright. Third quarter performance of 8% revenue growth, 253% operating income growth and the tripling of operating margins was achieved from existing products, the new expense structure and with the BKR 5000 only introduced midway through the quarter.

Our existing, newly launched and future growth engines allow us to create substantial short-term and long-term shareholder value as these third quarter results demonstrate.

This concludes my overview. I'll now turn the call over to Bill Kelly, our Chief Financial Officer, who will review the financial and operating highlights.

William Kelly - Executive Vice President, Chief Financial Officer & Secretary
Thank you, Tim. Following is a summary of our financial and operating results for the third quarter and 9 months ended September 30, 2020.

Net sales for the third quarter of 2020 increased 8.1% to approximately $12.8 million compared with approximately $11.8 million for the third quarter last year. For the 9 months ended September 30, 2020, net sales increased 2.6% to approximately $33.6 million compared with $32.7 million for the 9-month period last year.

Gross profit margins as a percentage of sales for the third quarter ended September 30, 2020, were approximately 40.8% compared with 43.3% for the same quarter last year.

For the 9-month period ended September 30, 2020, gross profit margins were approximately 40% compared with 40.4% for the same period last year. Our cost of products and gross profit margins are derived from material, labor and overhead costs, product mix, manufacturing volumes and pricing.

Gross profit margins for the third quarter of 2020 decreased compared with the same period last year, primarily due to a less favorable mix of product sales.

For the 9 months ended September 30, 2020, gross profit margins decreased slightly compared with the 9-month period last year, having been impacted primarily by the first quarter during which more customer orders were fulfilled with on-hand inventory in concert with our inventory reduction program, resulting in lower manufacturing volumes and suboptimal utilization and absorption of manufacturing and support expenses.

Earlier this year, we reduced manufacturing operations employment by approximately 21% as well as other related expenses. These reductions, combined with increasing sales, have improved our utilization and absorption of manufacturing and support expenses.

SG&A expenses for the third quarter ended September 30, 2020, decreased by $653,000 or 13.6% to approximately $4.2 million, which was 32.6% of sales. This compares with approximately $4.8 million or 40.8% of sales for the same quarter last year.

For the 9 months ended September 30, SG&A expenses decreased by $2 million or 13% to approximately $13.3 million, which was 39.5% of sales. This compares with approximately $15.2 million or 46.6% of sales for the 9-month period last year.

Consistent with employment and expense reductions in our manufacturing operations, earlier in the year, we reduced SG&A employment by approximately 15% as well as other expenses in sales, go to market, engineering and headquarters. For the third quarter of 2020, we recognized other expenses totaling approximately $362,000, related primarily to an unrealized loss on our investment in 1347 Property Insurance Holdings. During last year's third quarter, we recognized net other expenses totaling approximately $310,000.

For the 9 months ended September 30, 2020, net other expenses totaled approximately $945,000, primarily from an unrealized loss of 1347 PIH. For the same period last year, we recognized net other income of approximately $222,000, primarily from unrealized gains on 1347 PIH and interest income.

For the third quarter of 2020, net income increased almost 185% to approximately $678,000 or $0.05 per diluted share compared with $238,000 or $0.02 per diluted share for the third quarter last year.

For the 9 months ended September 30, 2020, our net loss narrowed to approximately $817,000 or $0.07 per diluted share compared with approximately $1.3 million or $0.10 per diluted share for the same period last year.

For the first 9 months of 2020, we reduced inventory by over 37% or $5.1 million, and generated approximately $1.7 million of positive cash flow, increasing our cash balance by 36%. Our capital return program has paid 18 consecutive quarterly dividends with the last one paid on October 20, 2020.

That concludes my remarks. We will now move on to the question-and-answer portion of the conference call. I would like to remind everyone that we do not provide financial and operating guidance on a quarterly or annual basis. Jim, we're now ready to open the floor for questions.

Operator
[Operator Instructions]. And we'll take our first question today from Mr. Ed Schulz [ph].

Q: Okay. Congratulations on the good quarter there and for taking my questions. The first question I have is on the COVID pandemic and its effect on your sales. Historically, clients in California have been among the longest clients, and California has had more restrictive shutdowns than the rest of the country. Can you comment on the ability of your sales force to have constructive dialogue with these clients? And have you seen any indication that orders may have been delayed or possibly moved forward to forward quarters?

Timothy Vitou - President
Ed, thank you for the question. This is Tim. COVID has had a couple of different effects on the sales organization. We have been severely limited in our ability to actually go out and meet face-to-face with customers. Where that typically has the most effect is on new customers when you're trying to build a relationship. As you know, a lot of our customer -- or a lot of our sales is based on long-term existing relationships, and we've been able to kind of pivot very successfully to online Zoom calls and meeting virtually as opposed to face-to-face.

So with regard to existing customers, it hasn't really affected us too much. We have seen COVID have an effect on some budgets at some county levels out on the West Coast, where they have delayed a purchase by 1 quarter or 2, something along those lines. But here again, I think what's happening, Ed, is that people are learning how to do things differently. You're finding there is no COVID handbook. So people are kind of walking through new processes, new procedures to continue doing business. One of the things I'd like to remind the team and the team constantly reminds me, radios are one of those products that may be -- since it's going to support public safety, first responders, there's still a critical need.

All throughout COVID, we continued to manufacture, we continued to work as we're considered an essential business to supply these tactical comms to our public safety customers. I think that going forward, when it comes to the new accounts, we were very excited to announce the agency in Tennessee. That was done through a very talented sales individual virtually.

We were able to send them product. They put it through the paces. We were doing a lot of Zoom calls with their technology experts, testing the gear. So it was -- the complication of the sale was magnified, but the sales team was able to pull it off. So I'm very proud of their efforts.

Q: Okay. And the next question I have is on R&D. Last year, this quarter, it was about $2.4 million, that's come down to about $2 million. And I guess so far this year, we've averaged about $2 million a quarter. Is that the type of number that we should expect going forward, about $2 million per quarter?

William Kelly - Executive Vice President, Chief Financial Officer & Secretary
This is Bill. It should be about that level. We're working through our business plan next year. We -- if you look at last year and the first couple of quarters of this year, we have had engineering trend down a bit because we've been using fewer external resources. So I would expect that to continue. We are relying now almost exclusively on our internal team. We will probably expand that team and its capabilities a bit next year, but I don't expect to see any ramp-up in R&D because of that.

Q: Okay. And then the last question I have is on your inventories. Obviously, you brought that down quite a bit from $13 million down to about $8 million. Is that the type of level that we should expect going forward? Or would you expect maybe some rebound getting back up toward that $10 million level?

William Kelly - Executive Vice President, Chief Financial Officer & Secretary
No. Our goal is to keep it at those levels, Ed. We've -- it's been a difficult but very successful reduction program. That's been one of the company's biggest challenges for years, and the guys in the company have done a nice job of bringing it down. And our intent is to stay there. And as the product line continues to be more modernized and the KN -- or the BKR product line expands with new products and the KNG eventually goes away, we could stand to -- because of the new componentry and the processes that have been implemented, it's possible that we could bring it lower. But during the course of next year, I would expect to stay at about these levels.

Q: Okay. Very good. Okay. That's all I have, and congratulations on the launch of the BKR 5000.

Timothy Vitou - President
Thank you, Ed.

William Kelly - Executive Vice President, Chief Financial Officer & Secretary
Thanks, Ed.

Operator
And Mr. Kelly, Mr. Vitou, we have no further questions from our audience at this time. I'll turn it back to our leadership team for any additional or closing remarks.

Timothy Vitou - President
Thank you, Jim, and thank you all for participating in today's call. We look forward to talking with you again when we report our Q4 and full year 2020 results in March of 2021. All the best to all of you, and have a great day today.
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